UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. _)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ADAMIS PHARMACEUTICALS CORPORATION

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

***** YOUR IMMEDIATE ATTENTION IS REQUESTED****

August 15, 2022

Dear Fellow Stockholder:

On August 12, 2022, Adamis Pharmaceuticals Corporation held its 2022 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, the stockholders considered all proposals, with the exception of Proposal 2, the proposal to adopt and approve a proposed amendment to the Company’s restated certificate of incorporation authorizing the Adamis board of directors (the “Board”), in its discretion, to effect a reverse stock split of Adamis’ outstanding shares of common stock at any time on or before December 31, 2022 (the “Reverse Stock Split Proposal”). Following are the results for the matters presented for stockholder vote:

•	Stockholders elected all director nominees proposed in the Company’s definitive proxy statement (the “Proxy Statement”);
•	Stockholders did not approve the proposed amendment to the Company’s 2020 Equity Incentive Plan;
•	Stockholders issued a negative ‘say-on-pay’ advisory vote on 2021 compensation for our named executive officers;
•	Stockholders ratified the selection of BDO USA, LLP as the Company’s independent registered public accounting firm; and
•	Stockholders approved the proposal to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there were insufficient votes to adopt the Reverse Stock Split Proposal.

With respect to the Reverse Stock Split Proposal, the Annual Meeting was adjourned until Thursday, September 8, 2022, at 10:00 a.m. Pacific Time, to allow additional time for stockholders to submit proxies with respect to the Reverse Stock Split Proposal.

As described in the Proxy Statement, stockholder approval of this proposal would grant the Board the discretion to determine whether to implement a Reverse Stock Split and determine the appropriate timing and ratio. The primary, but not the only, reason for this proposal is to ensure that the Company can meet Nasdaq’s minimum $1.00 bid price requirement for our common stock. In June, in response to the Company’s commitment to take actions to cure the listing deficiency, including seeking shareholder approval to effect a reverse stock split, Nasdaq agreed to extend our period to regain compliance. Absent the ability and discretion to implement a reverse stock split, there is simply no assurance that our stock price will exceed the required Nasdaq minimum bid price even if there are positive future developments at the Company, an overall improvement in the stock markets, or other favorable future developments.

We believe it should be obvious that a delisting from the Nasdaq Capital Market would not be in stockholders’ best interests and would be very detrimental for the Company and its future prospects. Both leading proxy advisory firms, whose recommendations are frequently considered and/or relied upon by professional investors, mutual funds and other fiduciaries in U.S., both recommended that Adamis Stockholders vote “For” the Reverse Stock Split Proposal.

The purpose of our communication to you today is to let you know that this Board has determined, based on feedback from stockholders, that it is necessary and appropriate to further clarify the Board’s intentions with respect to the Reverse Stock Split Proposal, particularly with respect to two matters: (i) the timing for determining whether to implement a reverse stock split, and (ii) if the Board determines to effect a reverse stock split, the criteria the Board anticipates using to select a split ratio. Over the last several weeks we have been listening to stockholders’ concerns on Proposal 2 and we would like to provide the following clarifications.

As most recently mentioned during the Company’s second quarter 2022 earnings call, the Data Safety Monitoring Board (DSMB) overseeing the Company’s ongoing Phase 2/3 clinical trial evaluating Tempol as a treatment for COVID-19, is scheduled to meet at the end of September to review interim safety and efficacy data and make recommendations for how or whether the trial should proceed. If stockholders were to approve the Reverse Stock Split Proposal, only after the DSMB’s recommendations from the September meeting are publicly announced and the market has had a sufficient number of trading days to process the information, would the Board even begin to consider a possible Reverse Stock Split.

Additionally, in considering whether a Reverse Stock Split was in the best interests of the Company and its stockholders, the Board would weigh, among other things, (i) the then current market prices of the Company’s common stock (the “Share Price”), (ii) near-term milestones or events that could reasonably be expected to impact the future Share Price, and (iii) the Company’s ability to regain compliance with Nasdaq’s minimum $1.00 bid price requirement and/or raise future operating capital by other means.

If our Board ultimately determines that it is in the best interests of the Company and its stockholders to effect a reverse stock split, it would select a split ratio by targeting an estimated post-split Share Price between $2.00 and $3.00. Consequently, if the then current Share Price were $0.35, the Board would likely select a ratio of 1-for-6 or 1-for-7, whereas, if the then current Share Price were $0.70, the Board would likely select a ratio of 1-for-3 or 1-for-4.

We hope this provides additional clarification for stockholders regarding how the Board is considering a possible Reverse Stock Split and we encourage you to participate when the Company resumes the Annual Meeting on Thursday, September 8, 2022, at 10:00 a.m. (PT).

In the interim, if you have any additional questions, concerns, or would like assistance either voting your shares or changing your prior vote, please call Saratoga Advisors toll free at (888) 368-0379.

Thank you for your ongoing support of Adamis.

Sincerely,

The Board of Directors of

Adamis Pharmaceuticals Corporation